ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell / Diane Imas
Scott Francis (9l8) 25l-9121	(212) 896-1250 / (212) 896-1242
grussell@kcsa.com / dimas@kcsa.com

ADDvantage Technologies Announces Financial Results for the
Fiscal Fourth Quarter of 2013
- - -

BROKEN ARROW, Oklahoma, December 10, 2013 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for the three month period and year ended September 30, 2013.

Total revenue for the three months ended September 30, 2013 decreased 1% to $8.4 million compared with $8.5 million for the same period last year. New equipment sales were $5.5 million for the three months ended September 30, 2013 as compared with $5.2 million for the three months ended September 30, 2012.  Sales of new equipment for the quarter increased primarily as a result of our expanded product offerings. Net refurbished equipment sales were $1.8 million for the three months ended September 30, 2013 as compared with $2.2 million for the same period last year.  Sales of refurbished equipment continued to be negatively impacted by several factors including the continued decrease in plant expansions and bandwidth upgrades in the cable television industry.  Service revenue was relatively flat at $1.1 million for the three month period ended September 30, 2012 and the same period last year.

Net income for the three month period ended September 30, 2013 was $0.3 million, or $0.03 per diluted share, compared with $0.4 million, or $0.04 per diluted share, for the same period of 2012.  Net income for the fourth quarter of fiscal 2013 slightly decreased primarily as a result of a decrease in gross profit due primarily to decreased revenue and an increase in the provision for excess and obsolete inventory, partially offset by a decline in operating expenses.

For the twelve months ended September 30, 2013, total revenues decreased 5% to $33.4 million compared with $35.2 million for 2012. The decrease in total revenues was primarily due to the continued decrease in plant expansions and bandwidth upgrades in the cable television industry, partially offset by increased equipment sales as a result of Hurricane Sandy.

Net income for the twelve month period ended September 30, 2013 was $1.7 million, or $0.17 per diluted share, as compared with $1.3 million, or $0.12 per diluted share, for the twelve months of fiscal 2012.  Net income for fiscal 2013 was positively impacted by a decrease in interest expense of $1.1 million resulting from the early payoff of one of its term loans in March 2012 and the termination of the associated interest rate swap agreement.

David Humphrey, President and CEO, commented, “For the fiscal year ended 2013, we generated $1.7 million in net income and continue to maintain a strong balance sheet and positive cash flows even though our total revenue declined due to the ongoing challenges within the CATV equipment industry.  We are still working on executing our growth strategy to further develop our existing business as we work on expanding our product offerings among existing and new vendors as well as increasing our sales force in order to help us better penetrate the CATV equipment market. This includes hiring three industry veterans from Motorola.”

“In addition to implementing a plan to drive organic growth, we are evaluating acquisition opportunities that expand the scope of our business within the broader telecommunications industry.  We believe our healthy cash position and credit line allows us a great amount of latitude in this effort,” concluded Mr. Humphrey.

Earnings Conference Call
As previously announced, the Company will host a conference call on Tuesday, December 10, 2013, at 12:00 p.m. Eastern Time featuring remarks by Ken Chymiak, Chairman of the Board, David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, and Scott Francis, Chief Financial Officer. The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is (888) 437-9445 (domestic) or (719) 325-2484 (international). All dial-in participants must use the following code to access the call: 3621961. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through December 24, 2013 at (877) 870-5176 (domestic) or (858) 384-5517 (international). Participants must use the following code to access the replay of the call: 3621961. The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers in the industry, including Cisco and ARRIS (acquired Motorola Home), as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Adams Global Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended September 30,		Year Ended September 30,
	2013	2012	2013	2012
Sales:
Net new sales income	$5,520,533	$5,215,880	$20,347,041	$21,093,370
Net refurbished sales income	1,760,910	2,167,944	9,031,954	9,814,763
Net service income	1,079,711	1,099,255	3,978,597	4,308,270
Total net sales	8,361,154	8,482,279	33,357,592	35,216,403
Cost of sales	6,108,321	5,975,012	23,784,272	24,854,960
Gross profit	2,252,833	2,507,267	9,573,320	10,361,443
Operating, selling, general and administrative expenses	1,684,799	1,843,382	6,841,273	7,231,097
Income from operations	568,034	663,885	2,732,047	3,130,346
Interest expense	6,213	7,192	25,980	1,113,854
Income before provision for income taxes	561,821	656,693	2,706,067	2,016,492
Provision for income taxes	221,351	236,000	1,036,351	766,000
Net income	340,470	420,693	1,669,716	1,250,492

Other comprehensive income:
Unrealized gain on interest rate swap, net of taxes	–	–	–	587,258

Comprehensive income	$340,470	$420,693	$1,669,716	$1,837,750

Earnings per share:
Basic	$0.03	$0.04	$0.17	$0.12
Diluted	$0.03	$0.04	$0.17	$0.12
Weighted average shares used in per share calculation:
Basic	9,998,480	10,189,120	10,052,359	10,196,241
Diluted	9,998,480	10,189,563	10,052,359	10,197,496

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$8,366,657	$5,191,514
Accounts receivable, net of allowance of $300,000	3,020,853	3,050,796
Income tax refund receivable	272,380	409,386
Inventories, net of allowance for excess and obsolete
inventory of $1,750,000 and $1,000,000, respectively	20,730,453	22,666,385
Prepaid expenses	122,283	129,357
Deferred income taxes	1,066,000	920,000
Total current assets	33,578,626	32,367,438

Property and equipment, at cost:
Land and buildings	8,794,272	8,794,272
Machinery and equipment	3,125,422	2,953,949
Leasehold improvements	9,633	9,633
Total property and equipment, at cost	11,929,327	11,757,854
Less accumulated depreciation and amortization	(3,963,444)	(3,666,327)
Net property and equipment	7,965,883	8,091,527

Other assets:
Goodwill	1,560,183	1,560,183
Other assets	11,428	13,778
Total other assets	1,571,611	1,573,961

Total assets	$43,116,120	$42,032,926

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,308,869	$1,437,492
Accrued expenses	934,856	1,030,174
Notes payable – current portion	184,008	184,008
Total current liabilities	2,427,733	2,651,674

Notes payable, less current portion	1,318,604	1,502,612
Deferred income taxes	193,000	62,000

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,499,138 and 10,465,323 shares issued, respectively; 9,998,480 and 10,189,120 shares outstanding, respectively	104,991	104,653
Paid in capital	(5,578,500)	(5,748,503)
Retained earnings	45,650,306	43,980,590
Total shareholders’ equity before treasury stock	40,176,797	38,336,740

Less: Treasury stock, 500,658 and 276,203 shares, respectively, at cost	(1,000,014)	(520,100)
Total shareholders’ equity	39,176,783	37,816,640

Total liabilities and shareholders’ equity	$43,116,120	$42,032,926